EXHIBIT 99.1

Evolution Petroleum Reports Fourth Quarter and Full Year Fiscal 2024 Results and Declares Quarterly Cash Dividend for the Fiscal 2025 First Quarter

- Fiscal Q4 Revenues Up 17% Y/Y to $21.2 Million -

- Fiscal Q4 Net Income Increases to $1.2 Million; Adjusted EBITDA up 72% Y/Y to $8.0 Million -

HOUSTON, TX — September 10, 2024 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal fourth quarter and full year ended June 30, 2024. Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2025 first quarter.

Financial & Operational Highlights ($ in thousands)

	Q4 2024	Q4 2023	Q3 2024	% Change Q4/Q4	% Change Q4/Q3
Average BOEPD	7,209	6,484	7,209	11%	—%
Revenues	$21,227	$18,174	$23,025	17%	(8)%
Net Income	$1,235	$166	$289	644%	327%
Adjusted Net Income(1)	$1,093	$166	$978	558%	12%
Adjusted EBITDA(2)	$8,037	$4,672	$8,476	72%	(5)%
Cash Flow from Operations	$7,987	$(447)	$3,364	NA	137%

(1)	Adjusted Net Income is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.
●	Participated in 3 new producing wells during the fiscal fourth quarter and 27 in fiscal 2024; 10 wells in progress subsequent to fiscal year-end.
●	Returned $4.0 million to shareholders in the form of cash dividends during the fiscal fourth quarter of 2024 and $16.0 million for fiscal year 2024. The Company also declared its 44th consecutive quarterly dividend of $0.12 per common share, payable September 30th.
●	Generated record oil revenues in fiscal year 2024.
●	Generated record liquids (oil + NGLs1) revenue and production in fiscal year 2024.
●	Proved oil reserves increased by 20% fiscal year-over-year.

Kelly Loyd, President and Chief Executive Officer, commented, “Following our record year of natural gas production and revenue in fiscal 2023, this fiscal year we recognized the importance of balancing our portfolio. This helped reduce exposure to natural gas price volatility while increasing our ability to participate in organic growth of reserves and production. As a result, we generated record liquids revenues and production for the year and completed two transformative transactions that added 6.6 MMBOE of proved reserves, with the majority of the locations yet to be booked. We expect these acquisitions to meaningfully contribute to cash flow and further support our dividend-focused policy over the next ten years.

1) Natural Gas Liquids.

“In Fiscal 2024, we added 300+ drilling locations in the SCOOP/STACK and 80+ drilling locations at Chaveroo, fundamentally strengthening and diversifying our organic growth portfolio. We participated in 22 SCOOP/STACK wells that, on average, are performing well above our original type curve projections. In Chaveroo, we partnered on our first 3 horizontal San Andres wells with early results exceeding our estimates. At Delhi, we worked with ExxonMobil to begin development of Test Site V with the first of 3 initial wells scheduled to be drilled by calendar year-end. This development drilling activity combined with the acquisition of SCOOP/STACK producing reserves enabled us to more than replace production despite the adverse impact of lower natural gas prices during the year.”

Mr. Loyd concluded, “Looking ahead, we plan to continue executing our plans to deliver long-term shareholder value. We have diversified our asset base of long-lived, low-decline properties through acquisitions of proved developed reserves, bolstered with additional drilling locations, at attractive costs that were designed to support our dividend program, we expect, well into the future.”

Fiscal Fourth Quarter 2024 Financial Results

Total revenues increased 17% to $21.2 million compared to $18.2 million in the year-ago period. The improvement was driven by an increase in oil and NGL revenue, partially offset by lower natural gas revenue.

Lease operating costs (“LOE”) decreased to $11.4 million compared to $11.8 million in the year-ago period. On a per unit basis, total LOE decreased 13% to $17.39 per BOE compared to $20.02 per BOE last year. The decrease was driven by suspended CO2 purchases for the quarter due to maintenance on the pipeline that began in February 2024. CO2 purchases are expected to restart in the early second quarter of fiscal 2025.

Depletion, depreciation, and accretion expense was $5.3 million compared to $3.8 million in the year-ago period. On a per BOE basis, the Company's current quarter depletion rate increased to $7.51 per BOE compared to $6.01 per BOE in the year-ago period due to an increase in depletable base related to the Company’s SCOOP/STACK acquisitions and capital development expenditures since the prior fiscal year, partially offset by an increase in proved reserves.

General and administrative (“G&A”) expenses decreased to $2.1 million compared to $2.3 million in the year-ago period. On a per BOE basis, G&A expenses were $3.22 compared to $3.84 in the year-ago period. The decrease was primarily due to a reduction in third-party consulting fees.

Net income increased 644% to $1.2 million or $0.04 per diluted share, compared to $0.2 million or $0.00 per diluted share in the year-ago period.

Adjusted EBITDA increased 72% to $8.0 million compared to $4.7 million in the year-ago period. The increase was primarily due to increased revenue and reduced operating costs from the year-ago period.

Production & Pricing

Total production for the fourth quarter of fiscal 2024 increased 11% to 7,209 net BOEPD compared to 6,484 net BOEPD in the year-ago period. Total production for the fourth quarter of fiscal 2024 was comprised of 2,088 barrels per day ("BOPD") of crude oil, 3,945 BOEPD of natural gas, and 1,176 BOEPD of NGLs. The increase in total production was driven by the closing of the

Company’s SCOOP/STACK acquisitions in February 2024 and production from an initial three wells in the Chaveroo oilfield in February 2024.

Average realized commodity price (excluding the impact of derivative contracts) increased 5% to approximately $32.36 per BOE compared to $30.80 per BOE in the year-ago period. Realized oil and NGL prices increased approximately 10% and 20%, respectively, over the prior year period. These increases were partially offset by a decrease of approximately 32% in realized natural gas prices compared to the year-ago period.

Operations Update

During the quarter, the Company’s operators turned-in-line 3 gross wells in the SCOOP/STACK with 10 additional gross wells in progress, and as of today, 7 of these 10 wells are currently producing. Additionally, Evolution has agreed to participate in 3 gross new horizontal wells across the acreage. Since the effective date of the acquisitions, 22 gross wells have been converted to Proved Developed Producing.

In the Chaveroo oilfield, Evolution plans to participate in fiscal 2025 for its full 50% working interest in four horizontal wells in Drilling Block 2. These operations are expected to begin in fiscal Q2 2025. The Company has preliminarily agreed to six additional horizontal wells in Drilling Block 3 that are estimated to begin in fiscal Q4 2025. The Company also purchased acreage in advance for Drilling Blocks 4 and 5, bringing the total number of Proved Undeveloped locations to 18, and expects to systematically participate in future development blocks. Future acreage costs are fixed at $36,000 per additional net horizontal well, spaced at approximately 160 gross acres per well.

Williston Basin production increased during the fiscal quarter due to a full quarter of natural gas and NGL sales from the ONEOK Grassland System, which came back online during the prior quarter.

At Delhi, production was affected during the quarter by field-wide power outages for 7 days combined with downtime from one of the CO2 recycle compressors, reducing CO2 injection volumes for most of the quarter. The compressor was replaced, and full CO2 recycling resumed in July 2024. The CO2 purchase pipeline was taken offline for preventative maintenance at the end of February 2024 and remained down through this quarter. The operator anticipates resuming CO2 purchases in the early second quarter of fiscal 2025.

Balance Sheet, Liquidity, and Capital Spending

On June 30, 2024, cash and cash equivalents totaled $6.4 million and working capital was $5.9 million. Evolution had $39.5 million of borrowings outstanding under its revolving credit facility, which was used to fund the acquisitions of SCOOP/STACK, and total liquidity of $16.9 million, including cash and cash equivalents. In fiscal Q4, Evolution paid $4.0 million in common stock dividends, repaid $3.0 million of borrowings under its revolving credit facility, and paid $2.5 million in capital expenditures.

During the quarter, the Company received cash payments totaling $5.0 million related to purchase price reductions from the SCOOP/STACK properties for net cash flows received during the period between the effective date of November 1, 2023, and the closing date.

Evolution believes its near-term capital spending requirements will be funded from cash flows from operations, current working capital, and borrowings as needed under its revolving credit facility.

Cash Dividend on Common Stock

On September 9, 2024, Evolution’s Board of Directors declared a cash dividend of $0.12 per share of common stock, which will be paid on September 30, 2024, to common stockholders of record on September 20, 2024. This will be the 44th consecutive quarterly cash dividend on the Company’s common stock since December 31, 2013. To date, Evolution has returned approximately $118.4 million, or $3.57 per share, back to stockholders in common stock dividends.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on Wednesday, September 11, 2024, at 10:00 a.m. Central Time to review its fiscal year-end 2024 financial and operating results. To join by phone, please dial (844) 481-2813 (Toll-free) or (412) 317-0677 (International) and ask to join the Evolution Petroleum Corporation call. To join online, click the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=782c79My. A webcast replay will be available through September 11, 2025, via the webcast link above and on Evolution's website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the SCOOP/STACK plays of the Anadarko Basin in Oklahoma; the Chaveroo Oilfield located in Chaves and Roosevelt Counties, New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although the Company’s expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations. The Company gives no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic reports filed with the Securities and Exchange Commission (“SEC”). The Company undertakes no obligation to update any forward-looking statement.

Our proved reserves as of June 30, 2024, were estimated by Netherland, Sewell & Associates, Inc., DeGolyer & MacNaughton, and Cawley, Gillespie and Associates, Inc., all worldwide petroleum consultants. All reserve estimates are continually subject to revisions based on production history, results of additional exploration and development, price changes, and other factors. Drilling locations are based on the Company’s internal estimates, which may prove incorrect, and actual locations drilled and quantities that may be ultimately recovered may differ substantially from these estimates. Factors affecting the scope of our drilling program will be directly affected by the decisions of the operators of our properties, availability of capital, drilling and production costs, availability of drilling and completion services and equipment, drilling results, agreement terminations, regulatory approvals and actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of reserves may change significantly as development of our oil and gas properties provides additional data.

Contact

Investor Relations

(713) 935-0122

ir@evolutionpetroleum.com

Evolution Petroleum Corporation

Proved Reserves as of June 30, 2024

Our proved reserves as of June 30, 2024, were estimated by our independent reservoir engineers, Netherland, Sewell & Associates, Inc., DeGolyer and MacNaughton and Cawley, Gillespie and Associates, Inc., all worldwide petroleum consultants.

The SEC sets rules related to reserve estimation and disclosure requirements for oil and natural gas companies. These rules require disclosure of oil and natural gas proved reserves by significant geographic area, using the trailing 12-month average price, calculated as the unweighted arithmetic average of the first-day-of-the-month price for each month within the 12-month period prior to the end of the reporting period, rather than year-end prices, and allows the use of new technologies in the determination of proved reserves if those technologies have been demonstrated empirically to lead to reliable conclusions about reserve volumes. Subject to limited exceptions, the rules also require that proved undeveloped reserves may only be classified as such if a development plan has been adopted indicating that they are scheduled to be drilled within five years.

	Oil	Natural Gas	NGLs	Total Proved Reserves
Reserve Category	(MBbls)	(MMcf)	(MBbls)	(MBOE)
Proved Developed Producing	7,746	66,627	5,065	23,917
Proved Non-Producing	108	33	9	123
Proved Undeveloped	3,956	11,249	1,914	7,745
Total Proved	11,810	77,909	6,988	31,785

	Oil	Natural Gas	NGLs	Total Proved Reserves
Asset	(MBbls)	(MMcf)	(MBbls)	(MBOE)
SCOOP/STACK	1,277	12,314	787	4,116
Chaveroo Field	2,218	636	137	2,461
Jonah Field	239	25,113	318	4,744
Williston Basin	2,798	7,135	1,653	5,640
Barnett Shale	78	32,711	2,452	7,983
Hamilton Dome Field	2,182	—	—	2,182
Delhi Field	3,018	—	1,641	4,659
Total Proved	11,810	77,909	6,988	31,785

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenues
Crude oil	$14,533	$10,982	$14,538	$53,446	$51,044
Natural gas	3,582	4,984	5,860	21,525	63,800
Natural gas liquids	3,112	2,208	2,627	10,906	13,670
Total revenues	21,227	18,174	23,025	85,877	128,514
Operating costs
Lease operating costs	11,408	11,818	12,624	48,273	59,545
Depletion, depreciation, and accretion	5,302	3,834	5,900	20,062	14,273
General and administrative expenses	2,114	2,263	2,417	9,636	9,583
Total operating costs	18,824	17,915	20,941	77,971	83,401
Income (loss) from operations	2,403	259	2,084	7,906	45,113
Other income (expense)
Net gain (loss) on derivative contracts	(109)	—	(1,183)	(1,292)	513
Interest and other income	59	95	63	342	121
Interest expense	(875)	(54)	(518)	(1,459)	(458)
Income (loss) before income taxes	1,478	300	446	5,497	45,289
Income tax (expense) benefit	(243)	(134)	(157)	(1,417)	(10,072)
Net income (loss)	$1,235	$166	$289	$4,080	$35,217
Net income (loss) per common share:
Basic	$0.04	$—	$0.01	$0.12	$1.05
Diluted	$0.04	$—	$0.01	$0.12	$1.04
Weighted average number of common shares outstanding:
Basic	32,679	32,618	32,702	32,691	32,985
Diluted	32,835	32,891	32,854	32,901	33,190

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	June 30, 2024	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$6,446	$11,034
Receivables from crude oil, natural gas, and natural gas liquids revenues	10,826	7,884
Derivative contract assets	596	—
Prepaid expenses and other current assets	3,855	2,277
Total current assets	21,723	21,195
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties, net—full-cost method of accounting, of
which none were excluded from amortization	139,685	105,781

Other noncurrent assets
Derivative contract assets	171	—
Other assets	1,298	1,341
Total assets	$162,877	$128,317
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,308	$5,891
Accrued liabilities and other	6,239	6,027
Derivative contract liabilities	1,192	—
State and federal taxes payable	74	365
Total current liabilities	15,813	12,283
Long term liabilities
Senior secured credit facility	39,500	—
Deferred income taxes	6,702	6,803
Asset retirement obligations	19,209	17,012
Derivative contract liabilities	468	—
Operating lease liability	58	125
Total liabilities	81,750	36,223
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,339,535 and 33,247,523 shares as of June 30, 2024
and 2023, respectively	33	33
Additional paid-in capital	41,091	40,098
Retained earnings	40,003	51,963
Total stockholders' equity	81,127	92,094
Total liabilities and stockholders' equity	$162,877	$128,317

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Cash flows from operating activities:
Net income (loss)	$1,235	$166	$289	$4,080	$35,217
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,302	3,834	5,900	20,062	14,273
Stock-based compensation	552	484	549	2,137	1,639
Settlement of asset retirement obligations	(1)	(55)	(19)	(20)	(174)
Deferred income taxes	(225)	(196)	766	(101)	(296)
Unrealized (gain) loss on derivative contracts	(170)	—	1,063	893	(1,994)
Accrued settlements on derivative contracts	(27)	211	94	67	(919)
Other	—	(1)	(3)	—	(4)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	1,824	1,958	(2,495)	(2,910)	18,441
Prepaid expenses and other current assets	(137)	288	(1,151)	(1,562)	(692)
Accounts payable and accrued liabilities and other	(440)	(5,343)	(1,629)	374	(13,489)
State and federal taxes payable	74	(1,793)	—	(291)	(730)
Net cash provided by operating activities	7,987	(447)	3,364	22,729	51,272
Cash flows from investing activities:
Acquisition of oil and natural gas properties	5,054	—	(43,788)	(38,734)	(31)
Capital expenditures for oil and natural gas properties	(2,546)	(2,727)	(2,648)	(10,899)	(6,961)
Net cash used in investing activities	2,508	(2,727)	(46,436)	(49,633)	(6,992)
Cash flows from financing activities:
Common stock dividends paid	(4,003)	(3,992)	(4,003)	(16,040)	(16,106)
Common stock repurchases, including stock surrendered for tax withholding	(113)	(187)	(818)	(1,144)	(4,170)
Borrowings under senior secured credit facility	—	—	42,500	42,500	—
Repayments of senior secured credit facility	(3,000)	—	—	(3,000)	(21,250)
Net cash provided by (used in) financing activities	(7,116)	(4,179)	37,679	22,316	(41,526)
Net increase (decrease) in cash and cash equivalents	3,379	(7,353)	(5,393)	(4,588)	2,754
Cash and cash equivalents, beginning of period	3,067	18,387	8,460	11,034	8,280
Cash and cash equivalents, end of period	$6,446	$11,034	$3,067	$6,446	$11,034

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Net income (loss)	$1,235	$166	$289	$4,080	$35,217
Adjusted by:
Interest expense	875	54	518	1,459	458
Income tax expense (benefit)	243	134	157	1,417	10,072
Depletion, depreciation, and accretion	5,302	3,834	5,900	20,062	14,273
Stock-based compensation	552	484	549	2,137	1,639
Unrealized loss (gain) on derivative contracts	(170)	—	1,063	893	(1,994)
Severance	—	—	—	—	74
Transaction costs	—	—	—	—	345
Adjusted EBITDA	$8,037	$4,672	$8,476	$30,048	$60,084

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
As Reported:
Net income (loss), as reported	$1,235	$166	$289	$4,080	$35,217

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	(170)	—	1,063	893	(1,994)
Severance	—	—	—	—	74
Transaction costs	—	—	—	—	345
Selected items, before income taxes	$(170)	$—	$1,063	$893	$(1,575)
Income tax effect of selected items(1)	(28)	—	374	230	(350)
Selected items, net of tax	$(142)	$—	$689	$663	$(1,225)

As Adjusted:
Net income (loss), excluding selected items(2)	$1,093	$166	$978	$4,743	$33,992

Undistributed earnings allocated to unvested restricted stock	(22)	(3)	(21)	(96)	(540)
Net income (loss), excluding selected items for earnings per share calculation	$1,071	$163	$957	$4,647	$33,452

Net income (loss) per common share — Basic, as reported	$0.04	$—	$0.01	$0.12	$1.05
Impact of selected items	(0.01)	—	0.02	0.02	(0.04)
Net income (loss) per common share — Basic, excluding selected items(2)	$0.03	$—	$0.03	$0.14	$1.01

Net income (loss) per common share — Diluted, as reported	$0.04	$—	$0.01	$0.12	$1.04
Impact of selected items	(0.01)	—	0.02	0.02	(0.03)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.03	$—	$0.03	$0.14	$1.01

(1)	The tax impact for the three months ended June 30, 2024 and March 31, 2024, is represented using estimated tax rates of 16.4% and 35.2%, respectively. The tax impact for years ended June 30, 2024, and 2023, is represented using estimated tax rates of 25.8% and 22.2%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended June 30, 2024, and 2023 was calculated based upon weighted average diluted shares of 32.8 million and 33.9 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended March 31, 2024, was calculated based upon weighted average diluted shares of 32.9 million due to the net income (loss), excluding selected items. The impact of selected items for the years ended June 30, 2024, and 2023 was calculated based upon weighted average diluted shares of 32.9 million and 33.2 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Years Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Revenues:
Crude oil	$14,533	$10,982	$14,538	$53,446	$51,044
Natural gas	3,582	4,984	5,860	21,525	63,800
Natural gas liquids	3,112	2,208	2,627	10,906	13,670
Total revenues	$21,227	$18,174	$23,025	$85,877	$128,514

Lease operating costs:
CO2 costs	$1	$1,348	$1,035	$4,242	$7,375
Ad valorem and production taxes	1,273	1,158	1,458	5,281	8,158
Other lease operating costs	10,134	9,312	10,131	38,750	44,012
Total lease operating costs	$11,408	$11,818	$12,624	$48,273	$59,545

Depletion of full cost proved oil and natural gas properties	$4,925	$3,544	$5,532	$18,605	$13,142

Production:
Crude oil (MBBL)	190	158	199	709	659
Natural gas (MMCF)	2,152	2,044	2,115	8,243	9,109
Natural gas liquids (MBBL)	107	91	104	402	416
Equivalent (MBOE)(1)	656	590	656	2,485	2,593
Average daily production (BOEPD)(1)	7,209	6,484	7,209	6,790	7,104

Average price per unit(2):
Crude oil (BBL)	$76.49	$69.51	$73.06	$75.38	$77.46
Natural gas (MCF)	1.66	2.44	2.77	2.61	7.00
Natural Gas Liquids (BBL)	29.08	24.26	25.26	27.13	32.86
Equivalent (BOE)(1)	$32.36	$30.80	$35.10	$34.56	$49.56

Average cost per unit:
CO2 costs	$—	$2.28	$1.58	$1.71	$2.84
Ad valorem and production taxes	1.94	1.96	2.22	2.13	3.15
Other lease operating costs	15.45	15.78	15.44	15.59	16.97
Total lease operating costs	$17.39	$20.02	$19.24	$19.43	$22.96

Depletion of full cost proved oil and natural gas properties	$7.51	$6.01	$8.43	$7.49	$5.07

CO2 costs per MCF	$0.87	$0.91	$0.92	$0.97	$0.99
CO2 volumes (MMCF per day, gross)	0.1	68.2	52.1	50.3	85.2

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	June 30,				March 31,
	2024		2023		2024
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	41	$80.55	—	$—	30	$78.71
Chaveroo Field	12	79.82	—	—	15	76.39
Jonah Field	8	72.14	9	77.87	8	72.25
Williston Basin	35	74.20	34	70.31	35	70.29
Barnett Shale	2	75.70	3	69.37	3	73.05
Hamilton Dome Field	35	67.85	37	60.53	35	61.21
Delhi Field	57	80.46	74	73.01	73	77.08
Other	—	—	1	75.07	—	—
Total	190	$76.49	158	$69.51	199	$73.06
Natural gas (MMCF)
SCOOP/STACK	319	$2.70	—	$—	214	$2.11
Chaveroo Field	5	2.02	—	—	7	2.29
Jonah Field	818	1.59	881	3.16	843	3.94
Williston Basin	31	1.65	23	2.99	20	1.36
Barnett Shale	979	1.39	1,140	1.87	1,031	1.98
Total	2,152	$1.66	2,044	$2.44	2,115	$2.77
Natural gas liquids (MBBL)
SCOOP/STACK	20	$22.16	—	$—	10	$25.14
Chaveroo Field	—	—	—	—	1	22.86
Jonah Field	8	30.35	9	25.80	9	31.93
Williston Basin	8	23.94	5	15.00	4	23.96
Barnett Shale	54	31.29	61	24.52	59	22.85
Delhi Field	17	31.83	16	24.65	20	30.48
Other	—	—	—	—	1	25.87
Total	107	$29.08	91	$24.26	104	$25.26

Equivalent (MBOE)(1)
SCOOP/STACK	115	$40.29	—	$—	76	$40.56
Chaveroo Field	13	77.49	—	—	17	68.40
Jonah Field	152	13.98	165	22.60	158	26.72
Williston Basin	48	59.33	43	59.57	42	61.15
Barnett Shale	219	14.86	254	15.15	234	15.41
Hamilton Dome Field	35	67.85	37	60.53	35	61.21
Delhi Field	74	69.34	90	64.69	93	67.21
Other	—	—	1	75.07	1	25.87
Total	656	$32.36	590	$30.80	656	$35.10

Average daily production (BOEPD)(1)
SCOOP/STACK	1,264		—		835
Chaveroo Field	143		—		187
Jonah Field	1,670		1,813		1,736
Williston Basin	527		473		462
Barnett Shale	2,407		2,791		2,571
Hamilton Dome Field	385		407		385
Delhi Field	813		989		1,022
Other	—		11		11
Total	7,209		6,484		7,209

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	June 30,				March 31,
Production costs (in thousands, except per BOE):	2024		2023		2024
Lease operating costs	Amount	per BOE	Amount	per BOE	Amount	per BOE
SCOOP/STACK	$1,028	$9.06	$—	$—	$619	$8.18
Chaveroo Field	301	24.42	—	—	161	9.12
Jonah Field	1,834	11.99	2,218	13.45	2,313	14.63
Williston Basin	1,227	25.53	1,149	26.83	1,413	33.69
Barnett Shale	3,853	17.47	3,902	15.28	3,767	16.07
Hamilton Dome Field	1,415	40.40	1,417	38.76	1,566	45.34
Delhi Field	1,750	23.96	3,132	35.06	2,785	30.19
Total	$11,408	$17.39	$11,818	$20.02	$12,624	$19.24